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February 25, 2025

Praxis Mutual Funds

1110 N. Main Street

Goshen, Indiana 46527

Re:	Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to Praxis Funds (the “Trust”) and its series Praxis Impact Large Cap Value ETF and Praxis Impact Large Cap Growth ETF, and we are familiar with post-effective amendment number 67 to the Trust’s registration statement on Form N-1A with respect to the Trust under the Investment Company Act of 1940, as amended, and post-effective amendment number 66 to the Trust’s registration statement on Form N-1A with respect to the Trust’s shares under the Securities Act of 1933, as amended (collectively, the “Amendment”).

The Trust is organized as a statutory trust under the laws of the State of Delaware. We have examined the Trust’s Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to give this opinion. In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided to us have been duly adopted by the Trust's Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust's Board of Trustees, the Amendment, or exhibits thereto, we assume such documents are the same as in the most recent form provided to us.

Based upon the foregoing, we are of the opinion that the Trust’s shares, when issued in accordance with the terms described in the Amendment, will be legally issued, fully paid and non-assessable by Trust.

The opinion expressed herein is limited to the laws of the State of Delaware and the federal securities laws of the United States. To the extent the opinion expressed herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the applicable statutory provisions of the State of Delaware and reported judicial decisions interpreting those provisions. We express no opinion with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above, and no other opinion is intended or may be inferred herefrom. The opinion expressed herein is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Amendment, and to references to our firm, as counsel to Trust and to the Independent Trustees, in the Trust’s Prospectuses and Statement of Additional Information to be dated as of the effective date of the Amendment and in any revised or amended versions thereof, until such time as we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP